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Exhibit 99

January 4, 2001

Xcel Energy Inc. seeks SEC approval to adopt
Stockholder Protection Rights Agreement

    MINNEAPOLIS—Xcel Energy Inc. (NYSE:XEL) today filed an application with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 seeking approval of a Stockholder Protection Rights Agreement.

    Xcel Energy's Board of Directors recently approved the rights agreement and authorized filing the application. If the application is approved, Xcel Energy will have in place a rights agreement similar to plans adopted by more than 2,000 U.S. corporations, including about half of the Fortune 500 companies and an increasing number of publicly traded utility companies. The former New Century Energies, which merged with Northern States Power Co. to form Xcel Energy in August 2000, also had a stockholder protection rights plan. Approval for the agreement was not sought in response to any specific effort to acquire control of Xcel Energy.

    The rights agreement is intended to discourage coercive or inadequate takeover bids and other tactics that may be used by hostile bidders to acquire control of a company without paying a full and fair price to all stockholders for their stock. The stock issuable upon exercise of the rights may cause substantial dilution to a person who acquires 15 percent or more of Xcel Energy's common stock. Under the agreement's principal provision, if any person or group acquires 15 percent or more of Xcel Energy's outstanding common stock, all other stockholders of Xcel Energy would be entitled to buy, for the exercise price of $95 per right, common stock of Xcel Energy having a market value equal to twice the exercise price, thereby substantially diluting the acquiring person's or group's investment.

    The rights plan should not interfere with a transaction that is in the best interests of Xcel Energy and its stockholders, because the rights can be redeemed, at the company's option, prior to a triggering event for 1-cent per right. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Xcel Energy or its shareholders, and will not change the way in which shares of Xcel Energy common stock are traded.

    The rights agreement is subject to approval by the SEC. If the rights agreement is approved by the SEC, the rights will be distributed at the rate of one right per each share of Xcel Energy common stock. The distribution will be made to stockholders of record at the close of business on the 10th business day following the first public announcement by Xcel Energy that the SEC has authorized the rights agreement. Initially, the rights will not be exercisable, and certificates will not be sent to stockholders. Details of the rights agreement will be mailed to stockholders following approval by the SEC.

    Xcel Energy is a diversified energy company based in Minneapolis.

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To speak to an Xcel Energy media representative, call (612) 215-5300

Financial analysts may call:

R J Kolkmann, Managing Director, Investor Relations (612) 215-4559
M D Pritchard, Director, Investor Relations (612) 215-4535

This information is not given in connection with any sale or offer for sale or offer to buy any securities.

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Xcel Energy Inc. seeks SEC approval to adopt Stockholder Protection Rights Agreement